Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Pricing Supplement No. 73
dated June 26, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes
Pricing Sheet – July 24, 2006
Capital Protected Notes due July 20, 2010
Based on the Value of a Basket of Three Indices

Issue Price	:	$10 per Note

Aggregate Principal Amount	:	$30,000,000

Initial Index Value	:	10

Basket Indices	:	Percentage Weighting	Initial Index Closing	Multiplier
			Value
Dow Jones EURO STOXX 50SM Index	:	33.33%	3631.50	0.000917803
S&P 500® Index	:	33.33%	1260.91	0.002643329
Nikkei 225® Index	:	33.33%	15005.24	0.000222122

Participation Rate	:	100%

Determination Date	:	July 15, 2010

Pricing Date	:	July 24, 2006

Original Issue Date (Settlement Date)	:	July 31, 2006

Listing	:	AMEX

Exchange Symbol	:	IIL

CUSIP	:	61748A494

Agent	:	Morgan Stanley & Co. Incorporated

Agent’s Commissions	:	$0.25 per Note

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“Dow Jones EURO STOXX SM” and “STOXX SM” are service marks of STOXX Limited. These service marks have been licensed for use for certain purposes by Morgan Stanley.

“Standard & Poor’s®”, “S&P®”, and “S&P 500® Index” are trademarks of The McGraw-Hill Companies, Inc and have been licensed for use by Morgan Stanley.

“Nikkei 225® Index” is a trademark of Nihon Keizai Shimbun, Inc. and has been licensed for use by Morgan Stanley.

The Notes are not sponsored, endorsed, sold or promoted by STOXX, S&P, or Nikkei and STOXX, S&P, and Nikkei make no representation regarding the advisability of investing in the Notes.

Preliminary Pricing Supplement No. 73 dated June 26, 2006
Prospectus Supplement for Capital Protected Notes dated March 14, 2006
Prospectus dated January 25, 2006